The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated May 31, 2013
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 842 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT Dated November 21, 2011	Dated June , 2013
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due June 28, 2018
Principal at Risk Securities
Unlike ordinary debt securities, the Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due June 28, 2018, which we refer to as the securities, do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount. On each annual observation date, the performance of Dow Jones Industrial AverageSM, which we refer to as the index, will be observed and if the index has appreciated from the initial index value by at least one of the specified lock-in levels, a lock-in event will have occurred as described below. If a lock-in event has occurred on any of the annual observation dates, the payment at maturity will be based on the greater of (i) the highest lock-in level achieved on any of the annual observation dates and (ii) the index percent change as measured on the final observation date. However, if a lock-in event has not occurred on any observation date, the payment at maturity will be based solely on the index closing value on the final observation date and, if it has declined by more than the buffer amount of 15% from the initial index value, the payment due at maturity will be less than the stated principal amount by an amount proportionate to such decline beyond the buffer amount. Investors may lose up to 85% of the stated principal amount of the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the lock-in feature that applies only under certain specific circumstances and the buffer feature, as described herein. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
With respect to each annual observation date, if the index closing value on such date has increased by at least one of the specified lock-in levels from the initial index value, a lock-in event will have occurred and the lock-in level achieved for such observation date will equal:

º	if the index closing value has increased by at least 30% but by less than 40% from the initial index value, 30%;
º	if the index closing value has increased by at least 40% but by less than 50% from the initial index value, 40%; and
º	if the index closing value has increased by at least 50% from the initial index value, 50%.
•	At maturity, your payment per security will vary depending on whether or not a lock-in event has occurred:
º
If a lock-in event has occurred on any of the observation dates, your payment at maturity will equal $1,000 + ($1,000 × the greater of (a) the highest lock-in level achieved on any observation date and (b) the index percent change).

º	If a lock-in event has not occurred on any observation date, your payment at maturity will be based solely on the final index value and will equal:
✓	if the final index value is greater than the initial index value, $1,000 + ($1,000 × index percent change);
✓
if the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from the initial index value: $1,000; or

✓
if the final index value is less than 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from the initial index value, $1,000 × (index performance factor + buffer amount). This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $150 per security.

Please see examples illustrating the payment at maturity in the section entitled “Hypothetical Payout on the Securities at Maturity” on PS-9.
•
The observation dates are June 25, 2014, June 25, 2015, June 27, 2016, June 26, 2017 and June 25, 2018, subject to adjustment for non-index business days and certain market disruption events. We also refer to June 25, 2018 as the final observation date.

•	The index percent change will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•	The initial index value will equal the index closing value on June 25, 2013, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date.
•	The final index value will equal the index closing value on the final observation date.
•	Investing in the securities is not equivalent to investing in the index or its component stocks.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $922.90 per security, or within $30.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-4
•	The CUSIP number for the securities is 61761JHK8. The ISIN for the securities is US61761JHK88.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer(3)
Per security	$1,000	$	$
Total	$	$	$

(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $    for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $   per security. See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Description of the Securities—Use of Proceeds and Hedging” on PS-26
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong. Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)  where no consideration is or will be given for the transfer; or

(3)  where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley. The securities do not pay interest and provide for a minimum payment at maturity of only 15% of the stated principal amount. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the lock-in and buffer features that in each case apply only under certain specific circumstances, as described in this document. You could lose up to 85% of the stated principal amount of the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due June 28, 2018, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000. The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $922.90, or within $30.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the lock-in event levels or the buffer amount, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities provide for a minimum payment at maturity of only 15% of your principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on whether a lock-in event has occurred on any of the annual observation dates during the term of the securities as well as the index closing value on the final observation date. The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities. If a lock-in event has not occurred on any of the observation dates and the index closing value declines as of the final observation date by more than 15% from the initial index value, for every 1% decline in the index closing value beyond the buffer amount of 15%, you will lose an amount equal to 1% of the principal amount of your securities. However, under no circumstances will the payment at maturity be less than $150 per security.

Payment at maturity depends on whether a lock-in event has occurred on any of the annual observation dates as well as the index closing value on the final observation date
With respect to each annual observation date, if the index closing value on such date has increased by at least one of the specified lock-in levels from the initial index value, a lock-in event will have occurred and the lock-in level achieved for such observation date will be determined as follows:

•  if the index closing value has increased by at least 30% but by less than 40% from the initial index value, the lock-in level for such observation date will be 30%;

•  if the index closing value has increased by at least 40% but by less than 50% from the initial index value, the lock-in level for such observation date will be 40%; and

•  if the index closing value has increased by at least 50% from the initial index value, the lock-in level for such observation date will be 50%

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon whether or not a lock-in event has occurred on any of the annual observation date as well as the index closing value on the final observation date as follows:

• If a lock-in event has occurred on any of the observation dates, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 + ($1,000 × the greater of (a) the highest lock-in level achieved on any observation date and (b) the index percent change) where,

final index value =	The closing value of the index on the final observation date
initial index value =	The closing value of the index on June 25, 2013, which we refer to as the pricing date

•     If a lock-in event has not occurred on any observation date, your payment at maturity will be based solely on the final index value as follows:

o     if the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + ($1,000 × index percent change);

o      If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than the buffer amount of 15% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

o      If the final index value is less than the 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × (index performance factor + buffer amount)
where,

This amount will be less, and possibly significantly less, than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than the minimum payment at maturity of $150 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-9, we have provided examples which illustrate the performance of the securities at maturity over a range of hypothetical index closing values on each observation date, including the final observation date. The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of the Securities—Historical Information” starting on PS-25. You cannot predict the future performance of the index based on its historical performance.

The scheduled observation dates are June 25, 2014, June 25, 2015, June 27, 2016, June 26, 2017 and June 25, 2018, subject to adjustment for non-index business days and certain market disruption events. We also refer to June 25, 2018 as the final observation date.
Investing in the securities is not equivalent to investing in the index or its component stocks.
Investors will not benefit from the lock-in feature unless the index has appreciated by at least one of the specified lock-in levels on one of the annual observation dates
A lock-in event will have occurred only if the index has appreciated from its initial index value by at least one of the specified lock-in levels on one of the annual observation dates. As the lowest lock-in level is 30%, even if the index appreciates prior to an observation date but then drops on such observation date such that the appreciation of the index, if any, is less than the lowest lock-in level of 30%, a lock-in event will not have occurred. If a lock-in event has not occurred during the term of the securities, the payment at maturity on the securities will be based solely on the index closing value on the final observation date.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the index closing value on each observation date (including the final observation date), whether a lock-in event has occurred on any observation date, the index percent change or the index performance factor, as applicable, whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-27.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are unsecured debt securities issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and the prospectus dated November 21, 2011. We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of the Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following examples illustrate the payment at maturity on the securities for a range of hypothetical index closing values on each annual observation date, including the final observation date. The examples are based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	15%
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Hypothetical initial index value:	15,000. The actual initial index value will be determined on the pricing date.

In Examples 1 and 2, lock-in events have occurred on one or more of the annual observation dates. The payment at maturity is therefore calculated based on the greater of (i) the highest lock-in level achieved on any observation date and (ii) the index percent change as of the final observation date. In examples 3, 4 and 5, lock-in events have not occurred on any of the annual observation dates and therefore the payment at maturity is based solely on the final index value.

	Example 1			Example 2
Observation date	Index closing value	Percent change from the initial index value	Lock-in level achieved	Index closing value	Percent change from the initial index value	Lock-in level achieved
#1	16,500	10%	N/A	16,200	8%	N/A
#2	18,150	21%	N/A	17,250	15%	N/A
#3	20,850	39%	30%	18,300	22%	N/A
#4	15,750	5%	N/A	19,500	30%	30%
#5 (final observation date)	14,700	-2%	N/A	21,300	42%	40%

In Example 1, the index appreciates by at least one of the specified lock-in levels as of the third observation date, and so a lock-in event has occurred on that observation date. The highest (and only) lock-in level achieved is 30%, which is achieved on the third observation date. The index then depreciates in value and the final index value is less than the initial index value. However, because a lock-in event has occurred with respect to at least one of the observation dates, investors benefit from the highest lock-in level even though the final index value is less than the initial index value. Because a lock-in event has occurred on at least one of the annual observation dates, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level achieved on any observation date and (b) index percent change)
=	$1,000 + ($1,000 x greater of (a) 30% and (b) -2%)
=	$1,000 + ($1,000 x 30%)
=	$1,300

In Example 2, lock-in events have occurred on the fourth and final observation dates, and the highest lock-in level achieved is 40%. On the final observation date, the index percent change is (21,300 – 15,000) / 15,000 = 42%, which is higher than the highest lock-in level achieved. Therefore, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level achieved on any observation date and (b) index percent change)
=	$1,000 + ($1,000 x greater of (a) 40% and (b) 42%)
=	$1,000 + ($1,000 x 42%)
=	$1,420

In this example, because the index percent change is greater than the highest achieved lock-in level, investors receive a return based on the index percent change as determined on the final observation date.

	Example 3			Example 4
Observation date	Index closing value	Percent change from the initial index value	Lock-in level achieved	Index closing value	Percent change from the initial index value	Lock-in level achieved
#1	14,700	-2%	N/A	14,700	-2%	N/A
#2	15,450	3%	N/A	15,450	3%	N/A
#3	16,200	8%	N/A	14,250	-5%	N/A
#4	19,350	29%	N/A	13,500	-10%	N/A
#5 (final observation date)	16,500	10%	N/A	13,200	-12%	N/A

	Example 5
Observation date	Index closing value	Percent change from the initial index value	Lock-in level achieved
#1	17,250	15%	N/A
#2	13,500	-10%	N/A
#3	12,750	-15%	N/A
#4	11,250	-25%	N/A
#5	9,000	-40%	N/A

In Example 3, even though the index has appreciated as of the second, third, fourth and final observation dates, because the appreciation as measured on each such date is not greater than or equal to any of the lock-in levels, a lock-in event has not occurred on any observation date. On the final observation date, the index percent change is (16,500 – 15,000) / 15,000 = 10%. Because a lock-in event has not occurred on any annual observation date and the final index value is greater than the initial index value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 x index percent change)
=	$1,000 + ($1,000 x 10%)
=	$1,100

In this example, although the index appreciates from the initial index value as of several observation dates, such appreciation is not sufficient to trigger a lock-in event. Therefore, investors do not benefit from the lock-in feature of the securities, and the payment at maturity is based solely upon the index percent change as of the final observation date.

In Example 4, a lock-in event has not occurred on any observation date, and the final index value is less than the initial index value. Because a lock-in event has not occurred and the final index value has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, the payment at maturity is the stated principal amount of $1,000.

In Example 5, a lock-in event has not occurred on any observation date, and the final index value is less than the initial index value. Because a lock-in event has not occurred and the final index value has decreased from the initial index value by more than the buffer amount of 15%, the payment at maturity is calculated as follows:

$1,000 x (index performance factor + buffer amount)
=	$1,000 x [(final index value / initial index value) + buffer amount]
=	$1,000 x [(9,000 / 15,000) + 15%]
=	$750

In this example, although the index has appreciated significantly as of the first observation date, such appreciation is nevertheless not sufficient to trigger a lock-in event. Because a lock-in event has not occurred on any of the observation dates, investors do not benefit from the lock-in feature of the securities and lose a portion of their initial investment at maturity.

If a lock-in event does not occur on any of the annual observation dates and the final index value decreases from the initial index value by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount. Investors may lose up to 85% of their initial investment in the securities.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, provide a minimum payment at maturity of only 15% of the stated principal amount and do not pay any interest. Investing in the securities is not equivalent to investing in the index or its component stocks. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest, and the securities provide a minimum payment at maturity of only 15% of the stated principal amount. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on whether a lock-in event has occurred on any of the annual observation dates during the term of the securities as well as the index closing value on the final observation date. If a lock-in event has not occurred on any of the observation dates and the final index value decreases by more than the buffer amount of 15% from the initial index value, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the index beyond the buffer amount, and you will lose money on your investment. You could lose up to 85% of the stated principal amount of the securities.  See “Hypothetical Payout on the Securities at Maturity” on PS-9.

Investors will not benefit from the lock-in feature unless the index has appreciated by at least one of the specified lock-in levels on one of the annual observation dates
A lock-in event will have occurred only if the index has appreciated from its initial index value by at least one of the specified lock-in levels on one of the annual observation dates. As the lowest lock-in level is 30%, even if the index appreciates prior to an observation date but then drops by such observation date such that the appreciation of the index, if any, is less than the lowest lock-in level of 30%, a lock-in event will not have occurred. If a lock-in event has not occurred during the term of the securities, the payment at maturity on the securities will be based solely on the index closing value on the final observation date. Although the actual index closing value on the stated maturity date or at other times during the term of the securities may be higher than the index closing value on the observation dates, including the final observation date, the determination of whether or not a lock-in event has occurred will be based solely on the index closing value on the observation dates.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value of the index at any time,
• whether or not a lock-in event has occurred on any observation date,
• the volatility (frequency and magnitude of changes in value) of the index,
• dividend rates on the securities underlying the index,
• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

• the time remaining until the maturity of the securities,

• the composition of the index and changes in the constituent stocks of the index, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

Investing in the securities is not equivalent to investing in the index
Investing in the securities is not equivalent to investing in the index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

Adjustments to the index could adversely affect the value of the securities
Dow Jones Indexes is responsible for calculating and maintaining the index. Dow Jones Indexes can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the securities.

Dow Jones Indexes may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the relevant observation dates of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. will determine the initial index value, the index closing value on each observation date (including the final observation date), whether a lock-in event has occurred on any observation date, the index percent change or the index performance factor, as applicable, and the payment that you will receive at maturity. Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity. In addition, MS & Co. has determined the estimated value of the securities on the pricing date. See the sections of this pricing supplement called “Description of the Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index. Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value at which the index must close on any observation date for a lock-in event to occur and, if a lock-in event has not occurred, the value at which the index must close on the final observation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the observation dates, could adversely affect the value of the index on the observation dates and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement. Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain a buffer or a provision similar to the “lock-in” feature. In addition, if a lock-in event occurs, it is possible that a U.S. Holder would be treated as exchanging the securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). In such event, a U.S. Holder would likely be required to recognize capital gain upon the occurrence of the lock-in event, and the timing and character of income on the securities after the lock-in event would be significantly affected. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due June 28, 2018. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	June 25, 2013
Original Issue Date (Settlement Date)	June 28, 2013 (3 Business Days after the Pricing Date)
Maturity Date	June 28, 2018, subject to extension as described in the following paragraph.

If the Final Observation Date is postponed in accordance with the definition of “Observation Dates” so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Observation Date as postponed. See “––Observation Dates” below.

Issue Price	100% ($1,000 per Security)
Stated Principal Amount	$1,000 per Security
Denominations	$1,000 and integral multiples thereof
CUSIP Number	61761JHK8
ISIN	US61761JHK88
Interest Rate	None
Specified Currency	U.S. dollars
Lock-in Event
With respect to each Observation Date, if the Index Closing Value on such date has increased by at least one of the specified Lock-in Levels from the Initial Index Value, a Lock-in Event will have occurred and the Lock-in Level achieved for such Observation Date will be determined by the Calculation Agent as follows:

• if the Index Closing Value has increased by at least 30% but by less than 40% from the Initial Index Value, the Lock-in Level for such Observation Date will be 30%;
• if the Index Closing Value has increased by at least 40% but by less than 50% from the Initial Index Value, the Lock-in Level for such Observation Date will be 40%; and
• if the Index Closing Value has increased by at least 50% from the Initial Index Value, the Lock-in Level for such Observation Date will be 50%.
Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i)    if a Lock-in Event has occurred on any of the Observation Dates, $1,000 + ($1,000 × the greater of (a) the highest Lock-in Level achieved on any Observation Date and (b) the Index Percent Change); or

(ii) if a Lock-in Event has not occurred on any Observation Date, and
(a) if the Final Index Value is greater than the Initial Index Value, $1,000 + ($1,000 × Index Percent Change);

(b)  if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to 85% of the Initial Index Value, meaning the value of the Index has remained unchanged or has declined by no more than the Buffer Amount of 15% from the Initial Index Value, the Stated Principal Amount of $1,000; or

(c)  if the Final Index Value is less than 85% of the Initial Index Value, meaning the value of the Index has declined by more than the Buffer Amount of 15% from the Initial Index Value, $1,000 × (Index Performance Factor + Buffer Amount)

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Buffer Amount	15%
Index Percent Change
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Initial Index Value	, which is the Index Closing Value on the Pricing Date.
Final Index Value	The Index Closing Value on the Final Observation Date, as determined by the Calculation Agent.
Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index Publisher	Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC or any successor publisher of the Index.
Observation Dates
June 25, 2014, June 25, 2015, June 27, 2016, June 26, 2017 and June 25, 2018, subject to postponement for non-Index Business Days or Market Disruption Events as described in the following paragraph. We also refer to June 25, 2018 as the Final Observation Date

If any scheduled Observation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for such Observation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Observation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security
Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption

Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.
Market Disruption Event	Market Disruption Event means, with respect to the Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the expenses, reasonable including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its

New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:
• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Discontinuance of the Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues the publication of the Index prior to, and such discontinuance is continuing on, any Observation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index
The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

License Agreement between Dow Jones Indexes and
Morgan Stanley
“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley. See “Dow Jones Industrial AverageSM—License Agreement between Dow Jones Indexes and Morgan Stanley” in the accompanying index supplement.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2008 through May 24, 2013. The Index Closing Value on May 24, 2013 was 15,303.10. The graph following the table sets forth the historical performance of the Index for the period from January 1, 2008 through May 24, 2013. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Observation Dates. A Lock-in Event may not occur and the Final Index Value may decline below the Initial Index Value by an amount greater than the Buffer Amount so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.

We cannot give you any assurance that a Lock-in Event will occur or, if a Lock-in Event has not occurred, that the Final Index Value will be greater than the Initial Index Value so that you will receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities.

Dow Jones Industrial AverageSM	High	Low	Period End
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63

Dow Jones Industrial AverageSM	High	Low	Period End
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,577.51	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,217.56	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter	14,578.54	13,328.85	14,578.54
Second Quarter (through May 24, 2013)	15,387.58	14,537.14	15,303.10

Historical Daily Index Closing Values of the Dow Jones Industrial AverageSM January 1, 2008 through May 24, 2013

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the Index, in futures and/or options contracts on the Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Index Value, and therefore could increase the value at which the Index must close on any Observation Date for a Lock-in Event to occur and, if a Lock-in Event has not occurred, the value at which the Index must close on the Final Observation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Observation Dates. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. Selected dealers and their financial advisors will collectively receive from the Agent, a fixed sales commission of $    for each Security they sell; provided that dealers selling to investors purchasing the Securities in fee-based advisory accounts will receive a sales commission of $   per Security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General
No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil
The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile
The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong
WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong. Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico
The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a

“plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of Securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.
This discussion applies only to initial investors in the Securities who:
• purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of a Security. If you are a Non-U.S. Holder, you should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.
Tax Treatment Prior to Settlement. Subject to the discussion below under “—Lock-in Event,” a U.S. Holder should not be required to recognize taxable income over the term of the

Securities prior to settlement, other than pursuant to a sale or exchange as described below.
Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.
Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Lock-in Event.  Although we believe that the occurrence of a Lock-in Event should not affect the tax treatment of the Securities, there is no assurance that the IRS or a court will agree with us. For example, if a Lock-in Event occurs, it is possible that a U.S. Holder would be treated as exchanging the Securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”), as described below under “—Possible Alternative Tax Treatments of an Investment in the Securities.”  In such event, a U.S. Holder would likely be required to recognize capital gain upon the occurrence of the Lock-in Event, and the timing and character of income on the Securities after the Lock-in Event would be significantly affected. You should consult your tax adviser regarding the tax consequences of the occurrence of a Lock-in Event.

Possible Alternative Tax Treatments of an Investment in the Securities
Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument subject to the Contingent Debt Regulations. If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. The risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain a buffer or a provision similar to the “lock-in” feature.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting
Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:
• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of a Security
As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion below concerning backup withholding and the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder. If, after a Lock-in Event, the Securities are treated as debt instruments, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax so long as the conditions in the next paragraph are satisfied.

Subject to the discussion above regarding the possible application of Section 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting
Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a

Security” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs and the discussion contained in the section entitled “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.